AMENDMENT AGREEMENT

This Amendment Agreement (this "Amendment") dated as of January 27, 2020, is between GENEREX BIOTECHNOLOGY CORPORATION, a Delaware corporation with a business address located at 10102 USA Today Way, Miramar, Florida, 33025 ("Generex") and GH Care, Inc. D/B/A ALTuCELL, Inc., a New York C Corporation ("ALTuCELL").

Background

Pursuant to that certain Stock Purchase Agreement between Generex and ALTuCELL dated November 15, 2019 (the "Agreement") whereby the “Closing” was scheduled for December 31, 2019; Generex and ALTuCELL desire to amend the Agreement as set forth expressly below.

NOW THEREFORE, in consideration of the execution and delivery of the Amendment and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.	The Closing, as defined in the Stock Purchase Agreement, will occur within 30 days of the fully executed (both parties) signing of this Amendment, with the understanding that the Conditions Precedent to Closing, as outlined in the Stock Purchase Agreement are met.
2.	Generex will pay the $2.5 million upfront closing fee to ALTuCELL (minus payments made to date) from the S1 registered share offering currently in progress, including the Roth Capital investment and/or the Oasis Capital equity line of credit (E-LOC) that is currently signed and fully executed.
3.	If the Closing is not completed within 30 days of signing this Amendment, the terms of the Stock Purchase Agreement will no longer be in effect without a further written agreement mutually accepted by both parties, which shall be negotiated in good faith to maintain the overall structure of the deal without material change.
4.	Generex agrees to fund the ongoing operations of ALTuCELL during the extension period prior to Closing with an upfront payment of $100,000 to Gary Harlem within 2 business days of signing this Amendment for funding operations, initiating clinical programs, and general corporate purposes, such amount to be deducted from the purchase price, else the extension and this Amendment shall be considered null and void.
5.	If ALTuCELL chooses to cancel the deal as a result of delays due to forces beyond the control of Generex, including government regulatory delays or extended reviews by regulators that delay approvals of corporate actions, or by natural disasters or other unforeseen events beyond the control of Generex, ALTuCELL agrees to return all upfront payments paid by Generex to date.
6.	Generex and ALTuCELL will work in a reasonable and timely manner to complete any Ancillary Agreements or other documents necessary to formerly effectuate the Stock Purchase Agreement within the 30-day extension of this Amendment.
7.	This Amendment shall be deemed part of but shall take precedence over and supersede any provisions to the contrary contained in, the Stock Purchase Agreement. All of the provisions of the Agreement which are not in conflict with the terms of this Amendment, shall remain in full force and effect.

Signature Page to Follow

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IN WITNESS WHEREOF, ALTuCELL and Generex hav executed this Amendment as of the date first above written.

GH CARE, INC. D/B/A ALTuCELL, INC.	GENEREX BIOTECHNOLOGY CORPORATION
a New York Corporation	a Delaware Corporation

By /s/ Gay Harlem	By: /s/ Joseph Moscato
Name: Gary Harlem	Name: Joseph Moscato
Title: President and CEO	President & CEO

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